Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 15, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004, Annual Reports to Shareholders of The Primary Trend Fund and The Primary Income Fund, which is also incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” appearing in such Registration Statement.

                           /s/ BKD, LLP

Houston, Texas
October 26, 2004